Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Second Quarter 2020 Results

NEW YORK, NY, August 10, 2020 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company" or "our") (NYSE: MITT) today reported financial results for the quarter-ended June 30, 2020. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Residential and Commercial Investments.

SECOND QUARTER 2020 FINANCIAL SNAPSHOT

•$(0.08) of Net Income/(Loss) per diluted common share(1)
•$2.75 Book Value per share(1) as of June 30, 2020, compared to an estimated range of $1.80 to $1.90 at April 30, 2020 and $2.63 as of March 31, 2020
•$278.7 million of MTM recourse financing and $409.6 million of non-MTM non-recourse financing as of June 30, 2020 as compared to $1.2 billion of MTM recourse financing and $197.2 million of non-MTM non-recourse financing as of March 31, 2020(a)
•Cash of $68.2 million as of June 30, 2020
•$1.0 billion Investment Portfolio with a 0.8x Economic Leverage Ratio as of June 30, 2020 as compared to $1.6 billion and 3.3x, respectively, as of March 31, 2020(2)(3)(4)
•Issued approximately 1.4 million shares of common stock for net proceeds of approximately $4.8 million through our ATM program(b)

(a) As of June 30, 2020, total includes financing arrangements of $469.2 million, secured loans from the Manager of $20.1 million, and securitized debt of $199.0 million. As of March 31, 2020, total includes financing arrangements of $1.2 billion and securitized debt of $197.2 million.(3)
(b) Of the 1.4 million shares issued and $4.8 million of net proceeds, approximately 0.4 million and $1.2 million settled in July, respectively.

MANAGEMENT REMARKS

"We are pleased with how the second quarter ended for MITT," said Chief Executive Officer, David Roberts. "During the quarter, we successfully exited forbearance and were able to increase our book value per share from the estimated range of $1.80 to $1.90 at April 30, 2020 to $2.75 at June 30, 2020. Additionally, we utilized our ATM program in June, raising approximately $4.8 million and issuing 1.4 million shares of common stock, which contributed to our strong cash balance as of quarter end."

"During the quarter, we were able to transition some of our financing away from mark-to-market, recourse financing. We ended the quarter with an Economic Leverage Ratio of 0.8x, compared with 3.3x at the end of the first quarter," Chief Investment Officer, T.J. Durkin noted. "We were also able to reduce our financing counterparties from 18 at March 31, 2020 to 6 at June 30, 2020."

Mr. Durkin added, "Additionally, Arc Home performed especially well during the quarter, with record high Agency volumes and gross production margins. This resulted in Arc recording profitability of $16.9 million in the second quarter.(a) Looking forward, Arc Home expects to continue to enjoy higher margins on Agency products in the near term, and has also re-entered the non-QM origination market to take advantage of long-term opportunities in the space."

(a) MITT owns approximately 44.6% of Arc Home.

SECOND QUARTER 2020 ACTIVITY AND FINANCING UPDATE

•Activity
•From March 23, 2020 through June 30, 2020, sold residential and commercial mortgage assets generating proceeds of approximately $1 billion, comprised of approximately $725 million of residential investments, $250 million of commercial investments and $45 million of Agency MBS collateralized mortgage obligations
•Did not declare quarterly dividends on our common or preferred stock and, based on current conditions for the Company, we do not anticipate paying dividends on our common or preferred stock for the foreseeable future
•Manager made secured loans totaling $20 million to the Company, of which $10 million was repaid when due subsequent to quarter end
•Manager deferred payment of management fees and expense reimbursements through September 30, 2020

•Subsequent to quarter end, sold certain CMBS positions for proceeds of approximately $24.4 million
•Financing Update
•Entered into multiple forbearance agreements with financing counterparties beginning on April 10th; exited forbearance on June 10th having satisfied all outstanding margin calls
•Through asset sales and repo consolidation, reduced the number of counterparties with debt outstanding down from 30 as of December 31, 2019 to 18 as of March 31, 2020 and 6 as of June 30, 2020
•As of August 10th, MITT has resolved and settled all deficiency claims with lenders
•Participated in a term securitization alongside another Angelo Gordon fund in June which refinanced previously securitized primarily re-performing mortgage loans into a new lower cost, fixed rate long-term financing, returning $6.3 million of equity to MITT
•MITT maintained exposure to the securitization through an interest in the subordinated tranches
•Subsequent to quarter end, participated in rated Non-QM securitization alongside other Angelo Gordon funds, which termed out repo financing into lower cost, fixed rate, long-term financing

ARC HOME UPDATE

•MITT, alongside other Angelo Gordon funds, owns Arc Home, a fully licensed mortgage originator
•Record profitability in the second quarter of $16.9 million
•Experienced record high Agency Mortgage Loan Lock and Funding volumes in the second quarter of 2020

($ in millions)	2019FY Actual	2020Q1 Actual	2020Q2 Actual
Lock Dollars	$2,213	$911	$1,399
Funding Dollars	1,573	415	854

•Historically wide gross production margins are projected to generate significant operating income
•Expect gross margins to begin to normalize when mortgage origination operations industry-wide catch up with the volume of the refinance wave currently driven by historically low mortgage loan interest rates
•Re-entered the Non-QM market in July 2020
•Retained Non-QM human capital throughout the crisis, enabling a quick re-entrance into the marketplace to take advantage of the significant long-term opportunity
•Expect modest near-term production volumes of non-QM loans
•Securitization market for Non-QM loans has returned to pre-COVID levels

Note: MITT owns approximately 44.6% of Arc Home.

KEY STATISTICS

($ in millions, except per share data)	June 30, 2020
Investment portfolio(2) (3)	$959.4
Financing arrangements(3)	469.2
Total Economic Leverage(4)	278.7
Stockholders’ equity	365.4
GAAP Leverage Ratio	1.3x
Economic Leverage Ratio(4)	0.8x
Book value, per share(1)	$2.75
Duration gap(5)	2.28

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of June 30, 2020(2)(3):

($ in millions)	Fair Value	Percent of Fair Value	Allocated Equity(7)	Percent of Equity
Residential Investments(a)	$745.1	77.6%	$253.8	69.4%
Commercial Investments	214.3	22.4%	111.6	30.6%
Total	$959.4	100.0%	$365.4	100.0%
(a) Residential Investments includes fair value of $12.7 million of Agency Excess MSR positions and fair value of $307.1 million of Residential Investments that are included in the "Investments in debt and equity of affiliates" line item on our consolidated balance sheet.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s second quarter earnings conference call on August 10, 2020 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 6715320.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q2 2020 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available promptly following the conclusion of the call on August 10, 2020, through September 9, 2020. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=90A9E66D-0C70-415A-9E1D-985413EB1EEE&LangLocaleID=1033. The replay passcode is 49865480.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio Residential and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO GORDON

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988. The firm manages approximately $39 billion as of June 30, 2020 with a primary focus on credit and real estate strategies. Angelo Gordon has over 550 employees, including more than 200 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; changes in our business and investment strategy; our ability to predict and control costs; changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in the yield curve; changes in prepayment rates on the loans we own or that underlie our investment securities; increased rates of default or delinquencies and/or decreased recovery rates on our assets; our ability to obtain and maintain financing arrangements on terms favorable to us or at all, particularly in light of the current disruption in the financial markets; changes in general economic conditions, in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Agency RMBS, Residential Investments, including Non-Agency RMBS, CRTs, Non-U.S. RMBS, interest only securities, and residential mortgage loans, Commercial Investments, including CMBS, interest only securities, and commercial real estate loans, and Excess MSRs; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic; how COVID-19 may affect us, our operations and personnel; the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"); our ability to reinstate quarterly dividends on our common and preferred stock and to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended, prior to the expiration of our one year grace period. Additional information concerning these and other risk factors are contained in the Company's filings with the Securities and Exchange Commission ("SEC"), including its most recent Annual Report on Form 10-K and subsequent filings, including its quarterly report on Form 10-Q for the three months ended June 30, 2020 and its Current Reports on Form 8-K. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All information in this press release is as of August 10, 2020. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including investment portfolio, financing arrangements, and economic leverage ratio, which are calculated by including or excluding depreciation and amortization, unconsolidated investments in affiliates, TBAs, and U.S. Treasuries, or, with respect to our equity allocation calculation, by allocating all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financials, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	June 30, 2020	December 31, 2019
Assets
Real estate securities, at fair value:
Agency - $0 and $2,234,921 pledged as collateral, respectively	$—	$2,315,439
Non-Agency - $36,913 and $682,828 pledged as collateral, respectively	45,817	717,470
CMBS - $73,294 and $413,922 pledged as collateral, respectively	86,654	416,923
Residential mortgage loans, at fair value - $171,316 and $171,224 pledged as collateral, respectively	379,822	417,785
Commercial loans, at fair value - $5,441 and $4,674 pledged as collateral, respectively	127,685	158,686
Investments in debt and equity of affiliates	122,929	156,311
Excess mortgage servicing rights, at fair value	12,294	17,775
Cash and cash equivalents	68,150	81,692
Restricted cash	1,084	43,677
Other assets	11,163	21,905
Assets held for sale - Single-family rental properties, net	—	154
Total Assets	$855,598	$4,347,817

Liabilities
Financing arrangements	$251,098	$3,233,468
Securitized debt, at fair value	198,974	224,348
Dividend payable	—	14,734
Due to affiliates	31,396	5,226
Other liabilities	8,446	19,449
Liabilities held for sale - Single-family rental properties, net	306	1,546
Total Liabilities	490,220	3,498,771
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070 shares issued and outstanding ($52,817 aggregate liquidation preference)	49,921	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($117,300 aggregate liquidation preference)	111,293	111,293
8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($117,300 aggregate liquidation preference)	111,243	111,243
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 33,825 and 32,742 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	338	327
Additional paid-in capital	666,127	662,183
Retained earnings/(deficit)	(573,544)	(85,921)
Total Stockholders’ Equity	365,378	849,046

Total Liabilities & Stockholders’ Equity	$855,598	$4,347,817

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30, 2020	June 30, 2019
Net Interest Income
Interest income	$13,369	$40,901
Interest expense	8,613	23,030
Total Net Interest Income	4,756	17,871

Other Income/(Loss)
Net realized gain/(loss)	(91,609)	(27,510)
Net interest component of interest rate swaps	—	1,800
Unrealized gain/(loss) on real estate securities and loans, net	109,632	43,165
Unrealized gain/(loss) on derivative and other instruments, net	(9,453)	(10,839)
Foreign currency gain/(loss), net	(156)	—
Other income	1	216
Total Other Income/(Loss)	8,415	6,832

Expenses
Management fee to affiliate	1,678	2,400
Other operating expenses	4,482	3,807
Restructuring related expenses	7,104	—
Equity based compensation to affiliate	75	73
Excise tax	—	186
Servicing fees	566	416
Total Expenses	13,905	6,882

Income/(loss) before equity in earnings/(loss) from affiliates	(734)	17,821

Equity in earnings/(loss) from affiliates	3,434	2,050
Net Income/(Loss) from Continuing Operations	2,700	19,871
Net Income/(Loss) from Discontinued Operations	361	(1,193)
Net Income/(Loss)	3,061	18,678

Dividends on preferred stock (1)	5,667	3,367

Net Income/(Loss) Available to Common Stockholders	$(2,606)	$15,311

Earnings/(Loss) Per Share - Basic
Continuing Operations	$(0.09)	$0.50
Discontinued Operations	0.01	(0.03)
Total Earnings/(Loss) Per Share of Common Stock	$(0.08)	$0.47

Earnings/(Loss) Per Share - Diluted
Continuing Operations	$(0.09)	$0.50
Discontinued Operations	0.01	(0.03)
Total Earnings/(Loss) Per Share of Common Stock	$(0.08)	$0.47

Weighted Average Number of Shares of Common Stock Outstanding
Basic	32,859	32,709
Diluted	32,859	32,737
(1) The three months ended June 30, 2020 include cumulative and undeclared dividends of $5,667 on the Company's Preferred Stock as of June 30, 2020.

Footnotes

(1) Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Accumulated and unpaid preferred stock dividends of $5.7 million are reflected in earnings per share. Per share figures are calculated using a denominator of all outstanding common shares including vested shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value is calculated using stockholders’ equity less net proceeds of our 8.25% Series A Cumulative Redeemable Preferred Stock ($49.9 million), 8.00% Series B Cumulative Redeemable Preferred Stock ($111.3 million), and 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock ($111.2 million) as the numerator. As of June 30, 2020, the liquidation preference for the Series A, Series B and Series C Preferred Stock is $52.8 million, $117.3 million and $117.3 million, respectively. The aggregate liquidation preference of the three series as of June 30, 2020 includes accumulated and unpaid dividends (whether or not authorized or declared) in the amount of $5.7 million. Book value does not include any accrual of undeclared dividends on our Cumulative Redeemable Preferred Stock.
(2) The investment portfolio at period end is calculated by summing the net carrying value of our Residential Investments, Commercial Investments, and where applicable, Agency RMBS, any long positions in TBAs, and ABS Investments, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and where applicable, ABS Investments, are held at fair value. Refer to footnote (4) for more information on the GAAP accounting for certain items included in our investment portfolio. The percentage of fair value includes any net TBA positions and securities and mortgage loans owned through investments in affiliates and is exclusive of AG Arc LLC. As of June 30, 2020, Residential Investments include fair value of $307.1 million of investment in debt and equity of affiliates comprised of $0.5 million of Agency Excess MSRs, $39.1 million of Re/Non-Performing Loans, $243.7 million of Non-QM Loans, and $23.8 million of Land Related Financing. These items, inclusive of our investment in AG Arc LLC and other items and less any financing in investments in debt and equity of affiliates, net to $122.9 million which is included in the “Investments in debt and equity of affiliates” line item on our GAAP Balance Sheet at June 30, 2020. See footnote (6) for further details on AG Arc LLC.
(3) Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either "Financing arrangements" or "Securitized debt, at fair value." Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. The related financing includes financing of $218.1 million and $261.4 million through investments in debt and equity of affiliates as of June 30, 2020 and March 31, 2020, respectively. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (6) for further details on AG Arc LLC.
(4) The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes financing arrangements inclusive of financing arrangements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any fully non-recourse financing arrangements, and any financing arrangements and unsettled trades on U.S. Treasuries. Non-recourse financing arrangements include securitized debt of $199.0 million and $197.2 million as of June 30, 2020 and March 31, 2020, respectively, as well as financing on our Non-QM loans of $210.6 million as of June 30, 2020. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(5) The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC.
(6) The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(7) The Company allocates its equity by investment using the fair value of its investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related assets and liabilities to its investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. The Company's equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.